Exhibit 99.1
NEWS RELEASE

Forward Air Corporation to Present at the Stephens 25th Annual Investment Conference
GREENEVILLE, Tenn., November 14, 2023 - Forward Air Corporation (NASDAQ: FWRD) (the “Company” or “Forward”), announced that on Tuesday, November 14, 2023, at approximately 12:00 p.m. EST, Tom Schmitt, Chief Executive Officer, and Rebecca Garbrick, Chief Financial Officer, will participate in a fireside chat at the Stephens 25th Annual Investment Conference in Nashville, Tennessee. Forward is a leader in providing consistent and reliable transit and streamlined, damage-free deliveries for time-sensitive, high-value freight.
“We are excited to share the next phase of the Grow Forward revenue strategy, which includes a further enhanced LTL focus,” said Tom Schmitt, Chairman, President and Chief Executive Officer of Forward Air. “While there is more detail to come, we look forward to discussing our approach to expanding Forward’s LTL network and providing 2026 high-level targeted outcomes.”
Interested parties may listen to the presentation via a live webcast by clicking https://wsw.com/webcast/stph34/fwrd/1836786. The replay of the fireside chat will be available at the Investor Relations portion of the Company’s website at www.forwardaircorp.com beginning shortly after completion and will be available for approximately 90 days after the end of the presentation.

About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to (i) the Company’s revenue growth strategies, (ii) the performance of the Company’s LTL services and (iii) the Company’s plans to expand its LTL network. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in 2023 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. You should consider the forward-looking statements contained herein in light of such risks. We assume no duty to update these statements as of any future date.
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Justin Moss - Forward Air
JMoss@forwardair.com
404.362.8933